September 24, 2015

Northern Lights Fund Trust IV

17605 Wright Street

Omaha, NE 68154

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Northern Lights Fund Trust IV Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 2 under the Securities Act of 1933 (Amendment No. 3 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/Thompson Hine LLP
Thompson Hine LLP